Exhibit 99.1

PDL BioPharma Announces Private Exchange of Approximately $86.1 Million of
Convertible Notes Due 2024

INCLINE VILLAGE, Nev. (September 12, 2019) - PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) today announced that it has entered into separate privately negotiated transactions to exchange approximately $86.1 million in aggregate principal amount of its 2.75% Convertible Senior Notes due 2021 (the “Existing Notes”) for approximately $86.1 million in aggregate original principal amount of new 2.75% Convertible Senior Notes due 2024 (the “Exchange Notes” and such transaction, the “Exchange”) together with an aggregate of approximately $6.0 million of cash. Following the closing of the Exchange, approximately $63.9 million aggregate principal amount of Existing Notes will remain outstanding with terms unchanged. The Existing Notes and Exchange Notes hereafter referred to herein as the “Notes.”

“We are capitalizing on the strength of the convertible notes market to extend the maturity of our debt under favorable terms," said Dominique Monnet, president and CEO of PDL. "This transaction will further strengthen our balance sheet as we execute on our strategy to build a focused portfolio of actively managed operating companies with significant revenue potential.”

Each $1,000 principal amount of Existing Notes will be exchanged for $1,000 original principal amount of Exchange Notes and a cash payment of $70.

The Exchange Notes will be senior, unsecured obligations of PDL and will bear interest at a rate of 2.75% per year. Interest will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2019. The Exchange Notes will mature on December 1, 2024, unless earlier converted, redeemed or repurchased in accordance with the terms of the Exchange Notes.

The original principal amount of the Exchange Notes will accrete at a rate of 2.375% per year commencing September 17, 2019 through the maturity date of the Exchange Notes. The accreted principal amount of the Exchange Notes is payable in cash upon maturity. However, regular cash interest payments on the Exchange Notes, and the composition of the consideration due upon their conversion, will be determined based on their original principal amount and not their accreted principal amount.

The initial conversion rate of the Exchange Notes is 262.2951 share of PDL’s common stock per $1,000 original principal amount, which is equivalent to an initial conversion price of approximately $3.81 per share of PDL’s common stock. The initial conversion price of the Exchange Notes represents a premium of approximately 61% over the last reported sale price of PDL’s common stock on the Nasdaq Global Select Market on September 12, 2019. The Exchange Notes will be convertible at the option of the holders in certain circumstances and during certain periods prior to the close of business on the business day immediately preceding June 1, 2024 or at any time beginning on June 1, 2024, until the close of business on the second scheduled trading day immediately preceding the stated maturity. Upon conversion of the Exchange Notes, holders will receive cash, shares of PDL’s common stock or a combination of cash and shares of PDL’s common stock, at PDL’s election.

Holders of the Exchange Notes will have the right, at their option, to require PDL to purchase their notes for cash if PDL undergoes a fundamental change (as defined in the indenture for the Exchange Notes), at a repurchase price equal to 100% of the accreted principal amount of the Exchange Notes on the fundamental change repurchase date, plus accrued and unpaid interest, if any, to, but excluding, such repurchase date. If a “make-whole fundamental change” (as defined in the indenture for the Exchange Notes) occurs, then, under certain circumstances, PDL will increase the conversion rate applicable to Exchange Notes converted in connection with that make-whole fundamental change.

On or after December 1, 2021 and on or before the 60th trading day before the stated maturity, PDL may redeem all or any portion of the Exchange Notes for cash, but only if the last reported sale price per share of PDL’s common stock exceeds 128% of the conversion price of the Exchange Notes for a specified period of time. The redemption price for any Exchange Notes to be redeemed will equal 100% of the accreted principal amount of such Exchange Notes on the redemption date, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

PDL will not receive any cash proceeds from the Exchange. In return for issuing the Exchange Notes pursuant to the Exchange, PDL will receive and cancel the exchanged Existing Notes.

Piper Jaffray & Co. acted as financial advisor to PDL in connection with the Exchange.

In connection with the Exchange, PDL entered into a capped call transaction with Royal Bank of Canada (the “Counterparty” or “RBC”) on similar terms and conditions as the capped call transaction entered into by PDL and Counterparty in connection with the Existing Notes (the “Existing Capped Call”). The capped call transaction is expected generally to offset potential dilution to PDL's common stock and/or any cash payments PDL will be required to make in excess of the original principal amount upon any conversion of the Exchange Notes, with such offset subject to a cap initially equal to $4.88 per share (which represents a premium of approximately 106% over the last reported sale price of PDL’s common stock on the Nasdaq Global Select Market on September 12, 2019), subject to certain adjustments under the terms of the capped call transaction. In addition, PDL and the Counterparty entered into an agreement to terminate a portion of the Existing Capped Call, in a notional amount corresponding to the amount of Existing Notes exchanged.

PDL has been advised that, in connection with the entry into the capped call transaction, the termination of the Existing Capped Call, the partial unwinding of its hedge position with respect to the Existing Capped Call and establishing its initial hedge position with respect to the capped call transaction for the Exchange Notes, the Counterparty (and or its affiliates) expects to purchase and/or sell shares of PDL’s common stock and/or enter into various derivative transactions with respect to PDL's common stock concurrently with or shortly after the entry into the Exchange and during any valuation period related thereto, which PDL expects to commence on the trading day immediately following the entry into the Exchange. This activity could cause or avoid an increase or decrease in the market price of PDL's common stock or the Notes at that time. In connection with the unwinding of the Existing Capped Call, the Company expects to receive separately a payment from Counterparty in an amount that depends on the market price of the Company's common shares over a valuation period as agreed with Counterparty.

In addition, the Counterparty may modify its hedge positions by entering into or unwinding derivatives with respect to PDL's common stock and/or by purchasing or selling PDL's common stock in secondary market transactions following the entry into the Exchange and any valuation period related to the establishment of its initial hedge position with respect to the capped call transaction or partial unwinding of its hedge position with respect to the Existing Capped Call (and is likely to do so during any observation period related to a conversion of Notes). This activity could also cause or avoid an increase or a decrease in the market price of PDL's common stock or the Notes, which could affect a holder's ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of Notes, could affect the amount and value of the consideration that a holder will receive upon conversion of the Notes.

About PDL BioPharma, Inc.

PDL’s mission is to improve the lives of patients and create value for our shareholders and our people by applying our capital and expertise for the successful development and commercialization of innovative therapeutics by our partner companies. We deliver on our mission by entering into strategic transactions involving innovative late clinical-stage or early commercial-stage therapeutics with attractive revenue growth potential.

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Contacts:

PDL BioPharma, Inc.
Edward Imbrogno, VP, Finance & CAO
775-832-8500
Edward.Imbrogno@pdl.com

LHA Investor Relations
Jody Cain, SVP
310-691-7100
jcain@lhai.com